Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-225568, No. 333-227747, and No. 333-253596) of iClick Interactive Asia Group Limited of our report dated June 20, 2024 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
Hong Kong

June 20, 2024